Exhibit 99.1

Smart Balance Announces Third Quarter 2007 Results

Warrant Redemption To Reduce Debt and Enhance Financial Flexibility To Fund Growth

Paramus, New Jersey, November 9, 2007 – Smart Balance, Inc. (NASDAQ GM: SMBL) today announced its results for the third quarter and nine months ended September 30, 2007. For the third quarter of 2007, the Company reported net sales of approximately $42 million and a net loss of approximately $29 million, including approximately $34 million of non-cash expenses pertaining to derivative losses associated with the Company’s outstanding warrants, 123R stock-based compensation, depreciation and amortization.

The Company also recently announced the launch of a major recapitalization of its balance sheet, involving the call for redemption of all its outstanding public warrants associated with the original initial public offering. This transaction, expected to be completed in December 2007, was triggered by satisfying a provision in the Company’s warrant agreement related to maintaining the last sales price on its common stock of $11.50 for 20 of 30 trading days. Upon completion, and assuming the exercise of all outstanding warrants, the Company expects the warrant redemption to generate approximately $77 million in liquidity, no less than half of which will be earmarked to reduce indebtedness.

Commenting on the announcement, Smart Balance Chairman and CEO, Stephen B. Hughes stated, “The third quarter was another period of very strong growth for the Company. The business continued to achieve historical growth levels in sales and operating earnings on an operating basis, and we also set the stage for a major recapitalization of our balance sheet, given the recent strength in our stock price. This recapitalization will dramatically strengthen our capital structure and enhance our financial flexibility to invest behind our strategic growth initiatives. We are pleased with the progress we are making to strengthen and build the Smart Balance brand and the Company’s capital structure, and we are confident that the strategies we are pursuing will build on this solid foundation.”

In reporting its results for the third quarter, the Company indicated that its GAAP financial statements include the results of its recent acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because the Company had no operations prior to the acquisition of GFA Brands, Inc., prior periods are not comparable.

3rd Quarter 2007 GAAP Results

For the third quarter of 2007, net sales were $41.6 million, and operating income was $5.3 million. Net loss for the third quarter of 2007 was $28.6 million, including non-cash derivative losses, 123R stock-based compensation, depreciation and amortization of $34.4 million. On a per share basis, net loss for the third quarter of 2007 was $1.09, including the impact of the non-cash expenses of $1.13. Prior period results for the third quarter are not comparable with the current quarter, due to the aforementioned acquisition of GFA Brands, Inc.

3rd Quarter 2007 Operating Basis Results

The following discussion of operating basis results provides a comparison of the operating results of Smart Balance, excluding operating expenses of the parent company prior to the acquisition of GFA Brands, Inc. Therefore, operating basis results in the prior-year period include only the results of operations of GFA Brands, Inc. (the operating company acquired by Smart Balance, Inc. on May 21, 2007). Management believes that the operating basis results are useful to the investor because they reflect the actual performance and expenses of the operating entity in both the current and prior periods for the entire period presented. The operating basis results should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Net sales in the third quarter of 2007 advanced approximately 31% to $41.6 million, compared with net sales of $31.7 million in the third quarter of 2006. This growth was driven by increases in volume, which were achieved in all channels, as well as the impact of two price increases taken in March and August 2007. Encouragingly, the growth in volume continues to reflect strong consumer takeaway.

Reflecting the impact of non-cash expenses (123R stock-based compensation, depreciation, and amortization) which totaled $4.7 million in the current period and $0.1 million last year, operating income in the third quarter of 2007 declined 15% to $5.3 million, compared with operating income of $6.3 million in the third quarter of 2006. Excluding the effect of the non-cash expenses in both periods, operating income grew 58% to $10.1 million, compared to $6.4 million last year. This increase was driven by the increase in volume and selling price coupled with lower promotional spending versus last year due to a planned shift in spending to the fourth quarter this year. Partially offsetting these benefits were significantly higher commodities costs primarily related to the Company’s spreads and oils businesses and higher legal fees associated with the lawsuit brought by HP Hood which was eventually settled.

Nine Months of 2007 GAAP Results

Net sales for the first nine months of 2007 totaled $60.4 million. Operating income for the first nine months of 2007 was $5.9 million, and net loss for the period was $49.1 million which primarily reflects non-cash derivatives losses of $50.5 million. On a per share basis, net loss for the first nine months of 2007 was $2.49. Prior period results for the third quarter are not comparable with the current quarter, due to the aforementioned acquisition of GFA Brands, Inc.

Nine Months of 2007 Operating Basis Results

The following discussion of operating basis results provides a comparison of the operating results of Smart Balance, excluding operating expenses of the parent company prior to the acquisition of GFA Brands, Inc. Therefore, operating basis results in the prior-year period include only the results of operations of GFA Brands, Inc. (the operating company acquired by Smart Balance, Inc. on May 21, 2007). Management believes that the operating basis results are useful to the investor because they reflect the actual performance and expenses of the operating entity in both the current and prior periods for the entire period presented. The operating basis results should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Net sales in the first nine months of 2007 advanced approximately 28% to $124.8 million, compared with net sales of $97.3 million in the first nine months of 2006, reflecting the 31% gain in net sales in the third quarter, the 32% gain in net sales in the second quarter, and 22% growth in net sales in the first quarter.

Reflecting the impact of non-cash expenses (123R stock-based compensation, depreciation, and amortization) which totaled $6.3 million in the current period and $0.3 million last year, operating income in the first nine months of 2007 grew 11% to $19.8 million, compared with operating income of $17.8 million in the first nine months of 2006. Excluding the effect of the non-cash expenses in both periods, operating income grew 44% to $26.1 million, compared to $18.1 million last year. Operating income growth was driven by the strong sales performance, coupled with the impact of the March and August 2007 price increases and lower promotional spending due to a planned shift in spending to the fourth quarter this year. These benefits were partially offset by significantly higher commodities costs that primarily impacted the Company’s spreads and oils businesses and higher legal fees associated with the lawsuit brought by HP Hood which was eventually settled.

About Smart Balance

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category we enter by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company¹s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. Smart Balance, Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

Contact:

Liz Feldman/Nicole Atkinson

TBC Public Relations

646.366.1470/410.986.1317

efeldman@tbc.us/natkinson@tbc.us

Website: www.smartbalance.com

efeldman@tbc.us/natkinson@tbc.us

Website: www.smartbalance.com

FORWARD-LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company’s filings with the SEC.

SMART BALANCE, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,043,487	$569,142
Investments held in trust – restricted	—	101,073,611
Accounts receivable, net of allowance of $271,621	9,899,997	—
Accounts receivable - other	555,451	141,260
Inventories	6,867,623	—
Prepaid expenses and other assets	13,648,827	354,077
Deferred tax asset	276,025	555,283

Total current assets	32,291,410	102,693,373
Property and equipment, net	620,214	—
Other assets:
Goodwill	384,509,382	—
Other intangibles	159,518,174	—
Deferred costs	4,821,045	3,589,990
Other assets	74,975	800

Total other assets	548,923,576	3,590,790

Total assets	$581,835,200	$106,284,163

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	15,312,841	$4,798,884
Current maturities - long term debt	1,200,000	—
Advances from stockholders	—	206,276
Deferred underwriting fees	—	3,573,035
Derivative liability	82,817,851	32,284,925

Total current liabilities	99,330,692	40,863,120

Deferred interest income	—	432,623
Long term debt	158,200,000	—
Deferred tax liability	71,227,593	—

Total liabilities	328,758,275	41,295,743

Commitment and contingencies:
Common stock, subject to possible conversion, 2,550,892 shares at conversion value	—	19,661,116
Series A convertible preferred stock, liquidation preference, $142,539,496, 15,388,889 shares	138,498,462
Stockholders’ equity
Series A Preferred stock, $.0001 par value, 50,000,000 shares authorized; 15,388,889 issued and outstanding	1,539	—
Common stock, $.0001 par value, 250,000,000 shares authorized; 30,361,238 issued and outstanding (including 2,550,892 shares subject to conversion at December 31, 2006)	3,036	1,595
Additional paid in capital	178,111,592	59,741,972
Retained deficit	(63,537,714)	(14,416,263)

Total stockholders’ equity	114,578,453	45,327,304

Total liabilities and stockholders’ equity	$581,835,200	$106,284,163

See accompanying notes to the condensed consolidated financial statements

SMART BALANCE, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Net sales	$41,625,392	$—	$60,372,654	$—
Cost of goods sold	21,575,694	—	31,482,785	—

Gross profit	20,049,698	—	28,889,869	—
Operating expenses:
Selling, general and administrative	14,719,877	—	22,953,210	—
Formation and operating costs	—	367,225	—	1,097,559

Total operating expenses	14,719,877	367,225	22,953,210	1,097,559

Operating income (loss)	5,329,821	(367,225)	5,936,659	(1,097,559)
Other income (expense):
Interest income	20,143	1,112,353	2,305,710	3,121,257
Interest expense	(3,922,834)	—	(6,022,416)	—
Loss on derivative liability	(29,646,232)	(6,252,812)	(50,532,926)	(4,036,906)
Other income, net	15,982	—	140,373	—

Total other income (expense)	(33,532,941)	(5,140,459)	(54,109,259)	(915,649)

Loss before income taxes	(28,203,120)	(5,507,684)	(48,172,600)	(2,013,208)
Provision for income taxes	407,129	278,414	948,851	710,529

Net loss	$(28,610,249)	$(5,786,098)	$(49,121,451)	$(2,723,737)

Less: Unpaid dividends on cumulative preferred stock	$2,817,868	—	$4,062,467	—

Net loss available for common shares	$(31,428,117)	$(5,786,098)	$(53,183,918)	$(2,723,737)

Net loss per share - basic and diluted	$(1.09)	$(0.40)	$(2.49)	$(0.19)

Weighted average shares outstanding - basic and diluted	28,766,133	14,355,945	21,376,293	14,355,945

	GAAP Basis	Operating Basis		Operating Basis
Three Months Ended September 30, 2007	As reported Form 10-Q	(1) Add GFA Results For the Period	(2) Add Adjustments
Net Sales	41,625,392			41,625,392
Operating Income	5,329,822			5,329,822

Three Months Ended September 30, 2006	As reported Form 10-Q	Add GFA Results For the Period	Add Adjustments	Operating Basis
Net Sales		31,668,891		31,668,891
Operating Income	(367,225)	6,279,711	367,225	6,279,711

Nine Months Ended September 30, 2007	As reported Form 10-Q	Add GFA Results For the Period 1/1/07 -5/20/07	Add Adjustments	Operating Basis
Net Sales	60,372,654	64,406,415		124,779,069
Operating Income	5,936,659	12,697,997	1,152,317	19,786,973

Nine Months Ended September 30, 2006	As reported Form 10-Q	Add GFA Results For the Period	Add Adjustments	Operating Basis
Net Sales		97,286,390		97,286,390
Operating Income	(1,097,559)	17,829,906	1,097,559	17,829,906

[1]	To add GFA Brands results for the entire reporting period as necessary

[2]

To remove Smart Balance, Inc. parent company pre-acquisition expense from results as the acquisition did not occur until May 21, 2007. Parent company expenses incurred beginning May 21, 2007 remains included in operating basis results.

Smart Balance, Inc.

Operating basis:

(in 000’s)	Nine Months Ended September 30, 2007	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Three Months Ended September 30, 2006
Net Sales	124,779.1	41,625.4	97,286.4	31,668.9
COGS	64,203.8	21,575.7	49,131.0	16,014.7

Gross Profit	60,575.3	20,049.7	48,155.4	15,654.2

Gross margins	48.5%	48.2%	49.5%	49.4%
Marketing	13,932.0	1,441.2	16,609.5	4,528.4
Selling	12,905.7	4,535.0	9,781.2	3,321.6
G&A	13,950.6	8,743.7	3,934.9	1,524.5

Total SG&A	40,788.3	14,719.9	30,325.5	9,374.5

Operating Income	19,787.0	5,329.8	17,829.9	6,279.7
% of Net Sales	15.9%	12.8%	18.3%	19.8%
Operating Income includes the following non-cash expenses in G&A:
FAS 123R Stock Options	4,777.5	3,700.2	—	—
Depreciation	79.2	5.9	18.9	6.4
Amortization	1,481.8	1,021.9	271.5	91.8

	6,338.5	4,727.9	290.5	98.2